As filed with the Securities and Exchange Commission on March 16, 1999
                                                               File No. 811-8876







                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-2

                             REGISTRATION STATEMENT
                                      UNDER
                       THE INVESTMENT COMPANY ACT OF 1940          [ X ]


                                   AMENDMENT NO. 6                 [ X ]


                              SENIOR DEBT PORTFOLIO
               (Exact Name of Registrant as Specified in Charter)



                                24 Federal Street
                           BOSTON, MASSACHUSETTS 02110
                    (Address of Principal Executive Offices)


                                 (617) 482-8260
               Registrant's Telephone Number, including Area Code



                                 Alan R. Dynner
                 24 FEDERAL STREET, BOSTON, MASSACHUSETTS 02110
                     (Name and Address of Agent for Service)

     Throughout this Registration Statement, information concerning Senior Debt Portfolio (the "Portfolio") is incorporated by reference from the Registration Statement Amendment on Form N-2 of EV Classic Senior Floating-Rate Fund (File No. 333-72707 under the Securities Act of 1933 (the "1933 Act")) (the "Amendment"), which was filed electronically with the Securities and Exchange Commission on March 16, 1999 (Accession No. 0000950156-99-000218). The Amendment contains the prospectus and statement of additional information ("SAI") of EV Classic Senior Floating-Rate Fund (the "Feeder Fund"), which invests substantially all of its assets in the Portfolio.


                                     PART A

     Responses to Items 1, 2, 3.2, and 4 through 7 of Part A have been omitted pursuant to Paragraph 3 of Instruction G of the General Instructions to Form N-2.

ITEM 3. FEE TABLE AND SYNOPSIS

     Not Applicable.

ITEM 8.  GENERAL DESCRIPTION OF THE REGISTRANT

     (1) The Portfolio is a closed-end, non-diversified management investment company which was organized as a trust under the laws of the State of New York on May 1, 1992. Interests in the Portfolio are issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in the Portfolio may be made only by U.S. and foreign investment companies, common or commingled trust funds, organizations or trusts described in Sections 401(a) or 501(a) of the Internal Revenue Code of 1986, as amended (the "Code"), or similar organizations or entities that are "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement, as amended, does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the 1933 Act.


     (2) - (4) Registrant incorporates by reference information concerning the Portfolio's investment objective and investment practices from "Investment Objective" and "Investment Policies and Risks" in the Feeder Fund prospectus.

     (5) Investments in the Portfolio may not be transferred. However, the Portfolio will, pursuant to Rule 23c-3 under the Investment Company Act of 1940 (the "1940 Act") and an exemptive order obtained from the Commission (File No. 812-10056), make offers to repurchase at net asset value a portion of its interests. See "Repurchase Offers" in the Feeder Fund prospectus and "Investment Restrictions" in the Feeder Fund SAI. Subject to the Portfolio's investment restriction with respect to borrowings, the Portfolio may borrow money or issue debt obligations to finance its repurchase obligations. See "Investment Restrictions" in the Feeder Fund SAI.


     (6) Not applicable.

ITEM 9. MANAGEMENT


     (1)(a) - (c) Registrant incorporates by reference information concerning the Portfolio's management from "Organization of the Fund" and "Management of the Fund" in the Feeder Fund prospectus and "Management and Organization" in the Feeder Fund SAI.

     (1)(d) Not applicable.

     (1)(e) CUSTODIAN. Investors Bank & Trust Company, 200 Clarendon Street, Boston, Massachusetts 02116, acts as custodian for the Portfolio.

     (1)(f) The Portfolio is responsible for all of its expenses not expressly stated to be payable by the other party under its Advisory Agreement or Placement Agent Agreement.


     (1)(g) Not applicable.

     (2) Not applicable.


     (3) CONTROL PERSONS. As of March 3, 1999, the Feeder Fund and Eaton Vance Prime Rate Reserves ("Prime Fund") controlled the Portfolio by virtue of owning approximately 51.7% and 42.5%, respectively, of the outstanding voting interests in the Portfolio. The Feeder Fund and Prime Fund are each closed-end, management investment companies.


ITEM 10.  CAPITAL STOCK, LONG-TERM DEBT, AND OTHER SECURITIES


     (1)(a) - (f) Registrant incorporates by reference information concerning interests in the Portfolio from "Organization of the Fund" in the Feeder Fund prospectus and "Management and Organization" in the Feeder Fund SAI. An interest in the Portfolio has no preemptive or conversion rights and is fully paid and nonassessable by the Portfolio, except as described under "Organization of the Fund" in the Feeder Fund prospectus.


     The Portfolio's net asset value is determined each day on which the New York Stock Exchange (the "Exchange") is open for trading ("Portfolio Business Day"). This determination is made each Portfolio Business Day as of the close of regular trading on the Exchange (currently 4:00 p.m., New York time) (the "Portfolio Valuation Time").

     Each investor in the Portfolio may add to its investment in the Portfolio on each Portfolio Business Day as of the Portfolio Valuation Time. Each investor may reduce its investment in the Portfolio on a quarterly basis through a Portfolio repurchase offer. The value of each investor's interest in the Portfolio will be determined by multiplying the net asset value of the Portfolio by the percentage, determined on the prior Portfolio Business Day, which represented that investor's share of the aggregate interests in the Portfolio on such prior day. Any additions or withdrawals for the current Portfolio Business Day will then be recorded. Each investor's percentage of the aggregate interests in the Portfolio will then be recomputed as a percentage equal to a fraction (i) the numerator of which is the value of such investor's investment in the Portfolio as of the Portfolio Valuation Time on the prior Portfolio Business Day plus or minus, as the case may be, the amount of any additions to or withdrawals from the investor's investment in the Portfolio on the current Portfolio Business Day and (ii) the denominator of which is the aggregate net asset value of the Portfolio as of the Portfolio Valuation Time on the prior Portfolio Business Day plus or minus, as the case may be, the amount of the net additions to or withdrawals from the aggregate investment in the Portfolio on the current Portfolio Business Day by all investors in the Portfolio. The percentage so determined will then be applied to determine the value of the investor's interest in the Portfolio for the current Portfolio Business Day.

     (2) and (3) Not applicable.

     (4) The Portfolio will allocate at least annually among its investors its net investment income, net realized capital gains, and any other items of income, gain, loss, deduction or credit. The Portfolio's net investment income consists of all income accrued on the Portfolio's assets, less all actual and accrued expenses of the Portfolio, determined in accordance with generally accepted accounting principles.

     Under the anticipated method of operation of the Portfolio, the Portfolio will not be subject to any federal income tax. See Item 22 in Part B. However, each investor in the Portfolio will take into account its allocable share of the Portfolio's ordinary income and capital gain in determining its federal income tax liability. The determination of each such share will be made in accordance with the governing instruments of the Portfolio, which are intended to comply with the requirements of the Code and the regulations promulgated thereunder.

     It is intended that the Portfolio's assets and income will be managed in such a way that an investor in the Portfolio that seeks to qualify as a regulated investment company ("RIC") under the Code will be able to satisfy the requirements for such qualification.

     (5) See Item 28 of Part C of this Registration Statement.

     (6) Not applicable.

ITEM 11.  DEFAULTS AND ARREARS ON SENIOR SECURITIES

     Not applicable.

ITEM 12.  LEGAL PROCEEDINGS

     Not applicable.

ITEM 13.  TABLE OF CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION

     Not applicable.

                                     PART B

ITEM 14.  COVER PAGE

     Not applicable.

ITEM 15. TABLE OF CONTENTS
                                                                     Page
         General Information and History.............................B-1
         Investment Objective and Policies...........................B-1
         Management..................................................B-1
         Control Persons and Principal Holders of Securities.........B-1
         Investment Advisory and Other Services......................B-2
         Brokerage Allocation and Other Practices....................B-2
         Tax Status..................................................B-2
         Financial Statements........................................B-4

ITEM 16. GENERAL INFORMATION AND HISTORY

     Not applicable.

ITEM 17. INVESTMENT OBJECTIVE AND POLICIES

     Part A contains additional information about the investment objective and policies of the Portfolio. This Part B should be read in conjunction with Part
A. Capitalized terms used in this Part B and not otherwise defined have the meanings given them in Part A.


     (1) - (3) Registrant incorporates by reference additional information concerning the investment policies of the Portfolio as well as information concerning the investment restrictions of the Portfolio from "Investment Policies and Risks" and "Investment Restrictions" in the Feeder Fund SAI.

     (4) The Portfolio's portfolio turnover rates for the fiscal years ended December 31, 1997 and 1998 were 81% and 56%, respectively.


ITEM 18.  MANAGEMENT


     Registrant incorporates by reference additional information concerning the management of the Portfolio from "Management and Organization" in the Feeder Fund SAI.


ITEM 19.  CONTROL  PERSONS AND PRINCIPAL  HOLDERS OF SECURITIES


     (1) and (2) See Item 9 (3) above. The Feeder Fund's and Prime Fund's principal business address is 24 Federal Street, Boston, Massachusetts 02110. Because the Feeder Fund controls the Portfolio, it may take actions without the approval of any other investor. The Feeder Fund and the Prime Fund have informed the Portfolio that whenever they are requested to vote on matters pertaining to the fundamental policies of the Portfolio, they will hold a meeting of shareholders and will cast their votes as instructed by their shareholders. It is anticipated that any other investor in the Portfolio which is an investment company registered under the 1940 Act would follow the same or a similar practice. The Feeder Fund and the Prime Fund are each closed-end management investment companies organized as business trusts under the laws of the Commonwealth of Massachusetts.

     (3) As of March 3, 1999, the Trustees and officers of the Portfolio, as a group, did not own any interests in the Portfolio.


ITEM 20.  INVESTMENT ADVISORY AND OTHER SERVICES


     Registrant incorporates by reference information concerning investment advisory and other services provided to the Portfolio from "Investment Advisory and Administrative Services" and "Other Service Providers" in the Feeder Fund SAI.


ITEM 21.  BROKERAGE ALLOCATION AND OTHER PRACTICES

     Registrant incorporates by reference information concerning the brokerage practices of the Portfolio from "Portfolio Trading" in the Feeder Fund SAI.

ITEM 22.  TAX STATUS

     The  Portfolio  has  received a revenue  ruling from the  Internal  Revenue
Service that, provided the Portfolio is operated at all times during its existence in accordance with certain organizational and operational documents, the Portfolio should be classified as a partnership under the Code, and it should not be a "publicly traded partnership" within the meaning of Section 7704 of the Code. Consequently, the Portfolio does not expect that it will be required to pay any federal income tax, and a Holder will be required to take into account in determining its federal income tax liability its share of the Portfolio's income, gains, losses, deductions and credits.

     Under Subchapter K of the Code, a partnership is considered to be either an aggregate of its members or a separate entity, depending upon the factual and legal context in which the question arises. Under the aggregate approach, each partner is treated as an owner of an undivided interest in partnership assets and operations. Under the entity approach, the partnership is treated as a separate entity in which partners have no direct interest in partnership assets and operations. The Portfolio has been advised by tax counsel that, in the case of a Holder that seeks to qualify as a RIC, the aggregate approach should apply, and each such Holder should accordingly be deemed to own a proportionate share of each of the assets of the Portfolio and to be entitled to the gross income of the Portfolio attributable to that share for purposes of all requirements of Sections 851(b), 852(b)(5), 853(a) and 854 of the Code. Further, the Portfolio has been advised by tax counsel that each Holder that seeks to qualify as a RIC should be deemed to hold its proportionate share of the Portfolio's assets for the period the Portfolio has held the assets or for the period the Holder has been an investor in the Portfolio, whichever is shorter. Investors should consult their tax advisers regarding whether the entity or the aggregate approach applies to their investment in the Portfolio in light of their particular tax status and any special tax rules applicable to them.

     In order to enable a Holder (that is otherwise eligible) to qualify as a RIC under the Code, the Portfolio intends to satisfy the requirements of Subchapter M of the Code relating to sources of income and diversification of assets as if they were applicable to the Portfolio and to permit withdrawals in a manner that will enable an investor which is a RIC to comply with the distribution requirements applicable to RICs (including those under Sections 852 and 4982 of the Code). The Portfolio will allocate at least annually to each Holder such Holder's distributive share of the Portfolio's net investment income, net realized capital gains, and any other items of income, gain, loss, deduction or credit in a manner intended to comply with the Code and applicable Treasury regulations. Tax counsel has advised the Portfolio that the Portfolio's allocations of taxable income and loss should have "economic effect" under applicable Treasury regulations.

     To  the  extent  cash  proceeds  of  any  withdrawal   (or,  under  certain
circumstances, such proceeds plus the value of any marketable securities distributed to an investor) ("liquid proceeds") exceed a Holder's adjusted basis of his interest in the Portfolio, the Holder will generally realize a gain for federal income tax purposes. If, upon a complete withdrawal (repurchase of the entire interest), a Holder receives only liquid proceeds (and/or unrealized receivables) and the Holder's adjusted basis of his interest exceeds the liquid proceeds of such withdrawal, the Holder will generally realize a loss for federal income tax purposes. In addition, on a distribution to a Holder from the Portfolio (whether pursuant to a partial or complete withdrawal or otherwise),
(1) income or gain will be recognized if the distribution is in liquidation of the Holder's entire interest in the Portfolio and includes a disproportionate share of any unrealized receivables held by the Portfolio and (2) gain or loss may be recognized on a distribution to a Holder that contributed property to the Portfolio. The tax consequences of a withdrawal of property (instead of or in addition to liquid proceeds) will be different and will depend on the specific factual circumstances. A Holder's adjusted basis of an interest in the Portfolio will be the aggregate prices paid therefor (including the adjusted basis of contributed property and any gain recognized on the contribution thereof), increased by the amounts of the Holder's distributive share of items of income (including interest income exempt from federal income tax) and realized net gain of the Portfolio, and reduced, but not below zero, by (i) the amounts of the Holder's distributive share of items of Portfolio loss, and (ii) the amount of any cash distributions (including distributions of interest income exempt from federal income tax and cash distributions on withdrawals from the Portfolio) and the basis to the Holder of any property received by such Holder other than in liquidation, and (iii) the Holder's distributive share of the Portfolio's nondeductible expenditures not properly chargeable to capital account. Increases or decreases in a Holder's share of the Portfolio's liabilities may also result in corresponding increases or decreases in such adjusted basis.

     The Portfolio may be subject to foreign withholding taxes with respect to income on certain loans to foreign Borrowers. These taxes may be reduced or eliminated under the terms of an applicable U.S. income tax treaty. The anticipated extent of the Portfolio's investment in foreign securities is such that it is not expected that a Holder that is a RIC will be eligible to pass through to its shareholders foreign taxes paid by the Portfolio and allocated to the Holder, so that shareholders of such a RIC will not be entitled to foreign tax credits or deductions for foreign taxes paid by the Portfolio and allocated to the RIC. Certain foreign exchange gains and losses realized by the Portfolio and allocated to the RIC will be treated as ordinary income and losses. Certain uses of foreign currency and investment by the Portfolio in the stock of certain "passive foreign investment companies" may be limited or a tax election may be made, if available, in order to enable an investor that is a RIC to preserve its qualification as a RIC or to avoid imposition of a tax on such an investor.

     An entity that is treated as a partnership under the Code, such as the Portfolio, is generally treated as a partnership under state and local tax laws, but certain states may have different entity classification criteria and may therefore reach a different conclusion. Entities that are classified as partnerships are not treated as taxable entities under most state and local tax laws, and the income of a partnership is considered to be income of partners both in timing and in character. The laws of the various states and local taxing authorities vary with respect to the taxation of such interest income, as well as to the status of a partnership interest under state and local tax laws, and each holder of an interest in the Portfolio is advised to consult his own tax adviser.

     The foregoing discussion does not address the special tax rules applicable to certain classes of investors, such as tax-exempt entities, insurance companies and financial institutions. Investors should consult their own tax advisers with respect to special tax rules that may apply in their particular situations, as well as the state, local or foreign tax consequences of investing in the Portfolio.

ITEM 23.  FINANCIAL STATEMENTS


     The following audited financial statements of the Portfolio are incorporated by reference into this Part B and have been so incorporated in reliance upon the report of Deloitte & Touche LLP, independent certified public accountants, as experts in accounting and auditing.

     Portfolio of Investments as of December 31, 1998
     Statement of Assets and Liabilities as of December 31, 1998
     Statement of Operations for the fiscal year ended December 31, 1998 Statements of Changes in Net Assets for the fiscal years ended December 31, 1998 and 1997
     Statement of Cash Flows for the fiscal year ended December 31, 1998 Supplementary Data for the fiscal years ended December 31, 1998, 1997 and 1996, and for the period from the start of business, February 22, 1995, to December 31, 1995
     Notes to Financial Statements
     Independent Auditors' Report

     For purposes of the EDGAR filing of this amendment to the Portfolio's registration statement, the Portfolio incorporates by reference the above audited financial statements, as previously filed electronically with the Commission (Accession Number 0000950156-99-000193).

                             PART COTHER INFORMATION

ITEM 24.  FINANCIAL STATEMENTS AND EXHIBITS

(1)      FINANCIAL  STATEMENTS:

          The financial statements called for by this item are incorporated by reference in Part B and listed in Item 23 hereof.

(2)      EXHIBITS:


         (a)   (1)  Amended  and  Restated  Declaration  of  Trust  dated  as of
                    November 21, 1994, filed as Exhibit (a) to Amendment No. 3 and incorporated herein by reference.

               (2) Amendment to the Declaration of Trust dated June 22, 1998 filed herewith.


         (b) By-Laws adopted May 1, 1992 filed as Exhibit (b) to Amendment No. 3 and incorporated herein by reference.

         (c)        Not applicable.

         (d)        Not applicable.

         (e)        Not applicable.

         (f)        Not applicable.

         (g) Investment Advisory Agreement between the Registrant and Boston Management and Research dated February 22, 1995 filed as Exhibit (g) to Amendment No. 3 and incorporated herein by reference.

         (h) Placement Agent Agreement with Eaton Vance Distributors, Inc. dated November 1, 1996, filed as Exhibit (h) to Amendment No. 4 and incorporated herein by reference.

         (i) The Securities and Exchange Commission has granted the Registrant an exemptive order that permits the Registrant to enter into deferred compensation arrangements with its independent Trustees. See IN THE MATTER OF CAPITAL EXCHANGE FUND, INC., Release No. IC-20671 (November 1, 1994).


         (j)  (1)   Custodian  Agreement  with  Investors  Bank & Trust  Company dated  January 1, 1998 filed herewith.

              (2) Amendment to Master Custodian Agreement with Investors Bank & Trust Company dated December 21, 1998 filed as Exhibit
                    (g)(3) to the Registration Statement of Eaton Vance Municipals Trust (File Nos. 33-572, 811-4409) (Accession No. 0000950156-99-000050) and incorporated herein by reference.

         (k)        Not applicable.


         (1)        Not applicable.

         (m)        Not applicable.

         (n)        Not applicable.

         (o)        Not applicable.

         (p) Investment representation letter of Boston Management and Research dated October 25, 1994 filed as Exhibit (p) to Amendment No. 3 and incorporated herein by reference.

         (q)        Not applicable.


         (r) Financial Data Schedule for the Senior Debt Portfolio for the fiscal year ended December 31, 1998 filed herewith.


ITEM 25.  MARKETING ARRANGEMENTS

     Not applicable.

ITEM 26.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Not applicable.

ITEM 27.  PERSONS CONTROLLED BY OR UNDER COMMON CONTROL

     None.

ITEM 28. NUMBER OF HOLDERS OF SECURITIES



                  (1)                               (2)
                                                 Number of
            TITLE OF CLASS                    RECORD HOLDERS
            --------------                    --------------
               Interests                    As of March 3, 1999
                                                     5


ITEM 29. INDEMNIFICATION

     Article V of the Registrant's Amended and Restated Declaration of Trust contains indemnification provisions for Trustees and officers. The Trustees and officers of the Registrant and the personnel of the Registrant's investment adviser are insured under an errors and omissions liability insurance policy.

     The Placement Agent Agreement also provides for reciprocal indemnity of the placement agent, on the one hand, and the Trustees and officers, on the other.

ITEM 30.  BUSINESS AND OTHER CONNECTIONS OF THE INVESTMENT ADVISER


     Reference is made to: (i) the information set forth under the caption "Management and Organization" in the Statement of Additional Information; (ii) the Eaton Vance Corp. 10-K filed under the Securities Exchange Act of 1934 (File No. 1-8100); and (iii) the Forms ADV of Eaton Vance Management (File No. 801-15930) and Boston Management and Research (File No. 801-43127) filed with the Commission, all of which are incorporated herein by reference.


ITEM 31.  LOCATION OF ACCOUNTS AND RECORDS


     All applicable accounts, books and documents required to be maintained by the Registrant by Section 31(a) of the 1940 Act, as amended, and the Rules promulgated thereunder are in the possession and custody of the Registrant's custodian, Investors Bank & Trust Company, 200 Clarendon Street, Boston, MA 02116, with the exception of certain corporate documents and portfolio trading documents that are in the possession and custody of the Registrant's investment adviser, Boston Management and Research Management, 24 Federal Street, Boston, MA 02110. The Registrant is informed that all applicable accounts, books and documents required to be maintained by registered investment advisers are in the custody and possession of Registrant's investment adviser.


ITEM 32.  MANAGEMENT SERVICES

     None.

ITEM 33.  UNDERTAKINGS

     Not applicable.

                                   SIGNATURES




     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Amendment No. 6 to the Registration Statement on Form N-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts on the 15th day of March, 1999.



                                           SENIOR DEBT PORTFOLIO



                                           By: /s/ James B. Hawkes
                                              -------------------------------
                                              James B. Hawkes
                                              President

                                  EXHIBIT INDEX


EXHIBIT NO.  DESCRIPTION OF EXHIBIT


(a)  (2)     Amendment to the Declaration of Trust dated June 22, 1998

(j)  (1)     Custodian Agreement with Investors Bank & Trust Company dated
             January 1, 1998

(r)          Financial Data Schedule for the fiscal year ended December 31, 1998